MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

LAQUAY HOLDINGS, INC.,

TIMOTHY W. LAQUAY,

LINDA F. LAQUAY

AND

SEAGULL SERVICES, LLC,

January 28, 2010

TABLE OF CONTENTS

i

3.3	Litigation	20
3.4	Brokers	20
3.5	Solvency	20
3.6	Investment Intent	21
3.7	Ability of the Purchaser to Bear Risk of Investment	21
ARTICLE IV. ADDITIONAL COVENANTS		21
4.1	Further Assurances	21
4.2	Post-Closing Access to Records	21
4.3	Insurance, Etc.	22
4.4	Employee Benefits	22
4.5	Principal Shareholder Guaranties	22
4.6	Confidential Information	23
4.7	Non-Competition and Non-Solicitation	23
4.8	WARN Act	24
ARTICLE V. TAX MATTERS		24
5.1	Taxes	24
5.2	Tax Allocation	25
5.3	Transfer Taxes	25
5.4	Allocation of Interests Purchase Price and Additional Taxes	25
5.5	Post-Closing Tax Controversies	28
5.6	Cooperation	28
5.7	Amendment of Tax Returns	28
ARTICLE VI. INDEMNIFICATION		29
6.1	Indemnification	29
ARTICLE VII. DEFINITIONS		32
7.1	Definitions	32
ARTICLE VIII. GENERAL PROVISIONS		41
8.1	Modification; Waiver	41
8.2	Entire Agreement	41
8.3	Expenses	42
8.4	Public Announcements	42
8.5	Notices	42
8.6	Assignment	43
8.7	Counterparts	43
8.8	Headings	43
8.9	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	43

ii

Schedules

1.2(c)	Repaid Debt from Proceeds
2.2(b)	Consents, Approvals and Authorizations
2.3(c)	Options, Subscriptions, Warrants
2.4	Financial Statements
2.4(b)	Exceptions to GAAP
2.5	Receivables – Exceptions
2.6	Sufficiency of and Title to Assets – Exceptions
2.7	Conduct of Business in the Ordinary Course – Exceptions
2.8	Real Property
2.9	Marine Assets – Exceptions
2.10	Environmental Matters
2.11(a)	Material Contracts
2.11(b)	Material Contracts - Defaults
2.12(c)	Employee List
2.12(e)	Employee Benefit Plans
2.14	Intellectual Property
2.15	Compliance with Laws
2.16	Litigation
2.17	Taxes
2.19	Permits
2.21	Bank Accounts
2.22	Guaranties
4.3	Indemnification

iii

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT ("Agreement"), is made as of January 28, 2010, by and among LaQuay Holdings, Inc., a Texas corporation (the "Seller"), Timothy W. LaQuay ("Tim"), Linda F. LaQuay ("Linda") (Tim and Linda are the principal shareholders of the Seller and shall be hereinafter collectively referred to as the "Principal Shareholders") and Seagull Services, LLC, a Delaware limited liability company ("Purchaser").  Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in Article VII hereof.

WITNESSETH:

WHEREAS, the Seller owns of record and beneficially and in the aggregate all of the issued and outstanding membership interests (the "Interests") of T.W. LaQuay Dredging, LLC, a Texas limited liability company;

WHEREAS, the Principal Shareholders collectively own of record and beneficially and in the aggregate all of the issued and outstanding capital stock of Industrial Channel and Dock Company, a Texas corporation ("Industrial Company"), and Commercial Channel and Dock Company, a Texas corporation ("Commercial Company"), which corporations own certain property rights to land along and off the Gulf of Mexico coast in Port Lavaca Bay;

WHEREAS, the Principal Shareholders collectively own fee simple title to all of the parcels of real property and improvements located in Calhoun County, Port Lavaca, Texas, as more particularly described on Schedule 2.8 attached hereto (collectively, the "Principal Shareholder Real Property");

WHEREAS, the Seller desires to sell, assign, transfer and deliver to Purchaser and Purchaser desires to purchase, all, but not less than all, of the Interests; and

WHEREAS, the Principal Shareholders desire to sell, assign, transfer and deliver to Purchaser and Purchaser desires to purchase, all, but not less than all, of the capital stock of Industrial Company and Commercial Company, and the Principal Shareholder Real Property, all upon the terms and conditions and for the consideration herein set forth;

NOW THEREFORE, in consideration of the mutual covenants, promises, agreements, representations, and warranties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

ARTICLE I.
SALE AND PURCHASE

1.1          Sale and Purchase

(a)           Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, assign and transfer to Purchaser, and Purchaser will purchase and acquire from the Seller, the Interests.

(b)           Subject to the terms and conditions of this Agreement, at the Closing, the Principal Shareholders will sell, assign and transfer to Purchaser, and Purchaser will purchase and acquire from the Principal Shareholders, the following:

(i)           all of the issued and outstanding shares of capital stock of Industrial Company (the "Industrial Shares");

(ii)           all of the issued and outstanding shares of capital stock of Commercial Company (the "Commercial Shares"); and

(iii)           the Principal Shareholder Real Property.

The Interests, the Industrial Shares and the Commercial Shares shall be conveyed free and clear of all Liens.  The Principal Shareholder Real Property shall be conveyed free and clear of all Liens other than the Permitted Liens.

1.2          Purchase Price

(a)           Amount.

(i)           The aggregate consideration for the Interests equals Fifty Five Million Five Hundred Thousand Dollars ($55,500,000) (the "Interests Purchase Price").

(ii)           The aggregate consideration for the Industrial Shares, the Commercial Shares and the Principal Shareholder Real Property shall equal Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Principal Shareholder Real Property Purchase Price", and together with the Interests Purchase Price the "Purchase Price").

(b)           Method of Payment at Closing.  All payments under this Section 1.2 shall be made by wire transfer of immediately available funds (in accordance with the wire instructions provided by the Principal Shareholders in writing at least forty-eight (48) hours prior to the time for payment specified hereunder).  The Purchase Price shall be paid by Purchaser making the following payments at Closing:

(i)           To each of the creditors identified on Schedule 1.2(c), Purchaser shall pay the amount necessary to pay all Repaid Debt (defined below) in accordance with the Payoff Letters (defined below) and to terminate all associated Liens on the Assets of the Company and on the Principal Shareholder Real Property (the "Debt Payoff"); and

(ii)           To the Seller and the Principal Shareholders, Purchaser shall pay the balance of the Purchase Price remaining after the Debt Payoff, less the Indemnity Escrow Funds.

(c)           Payoff Letters for Repaid Debt.  At least three business days prior to the Closing Date, the Company shall have obtained and delivered to Purchaser payoff letters in form and substance reasonably satisfactory to the Purchaser (the "Payoff Letters") from each of the creditors to whom any of the Debt of the Company identified on Schedule 1.2(c) (the "Repaid Debt") is owed, containing the principal amount owing in each case plus (i) the accrued interest expense through the Closing Date, (ii) the amount of any prepayment penalties and other sums required to effect the Debt Payoff, and (iii) a per diem interest accrual on the amount of Repaid Debt owed to each such creditor.  In connection with the satisfaction of the Repaid Debt, the Parties shall cause the Life Insurance Policies to be terminated and be of no further force or effect.

(d)           Purchase Price Adjustment.

(i)           The Interests Purchase Price shall be increased by the amount of any Additional Taxes incurred by the Seller up to a maximum of $4,000,000.  For such purposes, "Additional Taxes" shall be calculated pursuant to Section 5.4(b).

(ii)           In addition to the Purchase Price, the Purchaser shall, at Closing, deliver the principal amount of $4,000,000 (the "Additional Taxes Funds") to the Escrow Agent pursuant to the Additional Taxes Escrow Agreement to be held by the Escrow Agent in an interest bearing account (the "Additional Taxes Escrow Account") pursuant to the terms of this Agreement and the Additional Taxes Escrow Agreement.  The Additional Taxes Escrow Account will be held, maintained and disbursed by the Escrow Agent in accordance with the provisions of this Agreement and the Additional Taxes Escrow Agreement.  The Purchaser shall be entitled to all interest earned on the Additional Taxes Escrow Account, regardless of how the principal balance is disbursed.  The Additional Taxes Funds shall be applied towards and will only be applied towards any claims for Additional Taxes made by the Seller pursuant to Section 5.4 and the Additional Taxes Escrow Agreement.

(e)           Indemnity Escrow.  The Seller agrees that the sum of $4,000,000 (the "Indemnity Escrow Funds") otherwise payable to the Seller as part of the Interests Purchase Price at Closing shall be delivered by the Purchaser to the Escrow Agent pursuant to the Indemnity Escrow Agreement to be held by the Escrow Agent in an interest bearing account (the "Indemnity Escrow Account") pursuant to the terms of this Agreement and the Indemnity Escrow Agreement. The Indemnity Escrow Funds shall be available for payment of any claims made by a Purchaser Indemnified Party pursuant to Article VI below and in accordance with the terms of the Indemnity Escrow Agreement.  The Purchaser Indemnified Parties shall first seek reimbursement for any Losses for which they are entitled to receive indemnification under this Agreement out of the funds deposited in the Indemnity Escrow Account, pursuant to the terms of the Indemnity Escrow Agreement, until such funds are exhausted or released from the Indemnity Escrow Account.  On the first anniversary of the Closing, the Indemnity Escrow Funds held in the Indemnity Escrow Account shall be released to the Seller, unless prior to that date the Purchaser advises the Escrow Agent, the Seller and the Principal Shareholders in writing that any claim for indemnification under Article VI below (each, a "Claim") by any Purchaser Indemnified Party has been asserted and is then pending.  Any such notice shall specify the total amount of the pending Claim(s).  If such notice is timely received by the Escrow Agent, the Escrow Agent shall release only that part of the Indemnity Escrow Account that is eligible to be released pursuant to the preceding sentence that exceeds the total amount of any Claim(s) received, with the remaining funds to be held in the Indemnity Escrow Account until such Claim(s) are resolved.  Prior to receipt of a Claim, interest on the Indemnity Escrow Agreement shall be for the account of the Seller.  Following receipt of a Claim, interest shall be paid in the same proportion as the principal Indemnity Escrow Funds are disbursed.

1.3          Closing. The closing of the Transactions (the "Closing") shall take place at 9:00 a.m. Central Standard Time at the offices of Thompson & Knight LLP, 333 Clay, Suite 3300, Houston, Texas 77002, on the date on which this Agreement is executed and delivered by the Parties (the "Closing Date").

1.4          Closing Deliveries.  At the Closing:

(a)           Deliveries by the Seller and the Principal Shareholders.  The Seller or the Principal Shareholders shall deliver to the Purchaser the following:

(i)           an assignment of membership interest, in which the Seller is transferring the Interests to the Purchaser;

(ii)          stock certificates evidencing the Industrial Shares and the Commercial Shares, duly endorsed, or accompanied by stock powers duly executed, for transfer to the Purchaser;

(iii)         one or more special warranty deeds conveying fee simple title to the Principal Shareholder Real Property to the Purchaser;

(iv)         a cross receipt acknowledging receipt of the Purchase Price, less the Indemnity Escrow Funds;

(v)          all consents, permits and approvals listed on Schedule 2.2(b), the terms and conditions of which shall be reasonably satisfactory to the Purchaser;

(vi)         a counterpart of the Additional Taxes Escrow Agreement dated the Closing Date duly executed and delivered by the Seller;

(vii)        a counterpart of the Indemnity Escrow Agreement dated the Closing Date duly executed and delivered by the Seller;

(viii)       a counterparty of a Consulting Agreement dated the Closing Date between the Purchaser and each of Tim, Linda and Charles F. Barnett, which shall be mutually acceptable in form and substance to each such party, duly executed by each such individual (collectively, the "Consulting Agreements");

(ix)          a counterpart of the Addendum for Coastal Area Property;

(x)           written resignations of all of the officers and directors of the Subject Companies as the Purchaser shall have requested, all effective as of the Closing Date;

(xi)          a copy of the certificate of conversion as filed with the Texas Secretary of State evidencing the completion of the Conversion;

(xii)         a certificate of existence, issued by the Texas Secretary of State, and a certificate of good standing, issued by the Texas Comptroller of Public Accounts, with respect to each of the Subject Companies, in each case dated no earlier than ten days prior to the Closing Date;

(xiii)        the original minute books, stock books, stock register, blank stock certificates and corporate or other organizational seal, as applicable, of the Subject Companies; and

(xiv)        any other Transaction Documents which, in accordance with the express terms of this Agreement, contemplate delivery by the Seller or the Principal Shareholders on the Closing Date.

(b)           Deliveries by the Purchaser.  The Purchaser shall deliver to the Seller and the Principal Shareholders the following:

(i)           a cross receipt acknowledging receipt of the assignment the Interests and the stock certificates and (if applicable) stock powers described in Section 1.4(a)(i) and (ii) and confirming payment of the Purchase Price and payment by wire transfer of immediately available funds of the Repaid Debt;

(ii)           cash payment of the balance of the Purchase Price, less the Indemnity Escrow Funds, by wire transfer of immediately available funds;

(iii)          a counterpart of the Additional Taxes Escrow Agreement dated the Closing Date duly executed and delivered by the Purchaser;

(iv)          a counterpart of the Indemnity Escrow Agreement dated the Closing Date duly executed and delivered by the Purchaser;

(v)           evidence of the payment of the Additional Taxes Funds in cash by wire transfer of immediately available funds to the Escrow Agent in accordance with Section 1.2(d)(ii);

(vi)          evidence of the payment of the Indemnity Escrow Funds in cash by wire transfer of immediately available funds to the Escrow Agent in accordance with Section 1.2(e);

(vii)         the Consulting Agreements duly executed by the Purchaser;

(viii)        a counterpart of the Addendum for Coastal Area Property;

(ix)          a certificate of good standing, issued by the Delaware Secretary of State, with respect to the Purchaser, dated no earlier than ten days prior to the Closing Date; and

(x)           any other Transaction Documents which, in accordance with the express terms of this Agreement, contemplate delivery by the Purchaser on the Closing Date.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PRINCIPAL SHAREHOLDERS

Except as set forth in the corresponding section of the Disclosure Schedules delivered to the Purchaser concurrently with the execution of this Agreement (it being agreed that any information set forth in one section or subsection of the Disclosure Schedules shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent), the Seller and the Principal Shareholders jointly and severally represent and warrant to the Purchaser as follows:

2.1          Organization, Qualification and Authorization.

(a)           The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has all necessary limited liability company power and authority to own, lease and operate the Assets and to carry on the Business as it has been and is currently conducted.

(b)           Commercial Company and Industrial Company are each duly organized, validly existing and in good standing under the Laws of the State of Texas.

(c)           The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas.  The Seller has all necessary corporate power and corporate authority to enter into this Agreement, carry out its obligations hereunder and consummate the Transactions.  Each of the Principal Shareholders has all necessary power and authority to enter into this Agreement, carry out his or her obligations hereunder and consummate the Transactions.

(d)           The Company is not qualified or licensed to do business in any state other than the State of Texas, which is the only jurisdiction in which the properties owned, leased or operated by it or the conduct of its Business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(e)           This Agreement has been duly executed and delivered by or on behalf of the Seller and the Principal Shareholders and constitutes, and each other Transaction Document executed by the Seller and the Principal Shareholders in connection with the Transactions constitutes, a valid and legally binding obligation of the Seller and the Principal Shareholders, enforceable against the Seller and the Principal Shareholders in accordance with their respective terms, subject to equitable remedies and bankruptcy exceptions.  True and correct copies of the certificate of formation, certificate of incorporation, company agreement and bylaws, as applicable, of the Subject Companies, including all amendments thereto (the "Governing Documents"), and all minutes, consents, resolutions and other records of actions taken by the members, shareholders and directors of the Subject Companies, have been made available to the Purchaser.

2.2          No Conflicts, etc.

(a)           No Violations, Conflicts or Defaults.  Subject to obtaining the necessary consents referred to in Section 2.2(b), neither the execution nor delivery by the Seller or the Principal Shareholders of this Agreement or any other agreement or instrument to be executed by the Seller or the Principal Shareholders in connection with this Agreement, nor the completion of the Transactions:

(i)           violates any provision of the Governing Documents of the Subject Companies;

(ii)          violates, or constitutes a default under, or permit the termination or acceleration of the maturity of, any indebtedness of the Company;

(iii)         violates, conflicts with, or constitutes a default under, permit the termination or acceleration of, or cause the loss of any rights or options material to the Business or Assets of the Company under any Material Contract to which the Company is a party or by which it or the Assets are bound;

(iv)         results in the creation or imposition of any Lien upon any of the Interests, the Commercial Shares or the Industrial Shares, any Assets of the Company or any of the assets or properties of the Commercial Company or the Industrial Company; or

(v)         violates any statute or Law, or any Order of any court or Governmental Entity to which any of the Subject Companies or it or its respective property is subject.

(b)          Consents, Approvals, and Authorizations.  Schedule 2.2(b) sets forth a list of each consent, approval, authorization or other requirement, whether prescribed by Law, Order, or required under the terms of any Material Contract, which must be obtained from any Governmental Entity or other Person or which must otherwise be satisfied by the Seller, the Principal Shareholders or the Company and which is necessary for (i) the execution or delivery by the Seller or the Principal Shareholders of this Agreement or any other Transaction Document to be executed by it in connection with this Agreement, or (ii) the completion of the Transactions or in any other Transaction Documents to be executed by the Seller or the Principal Shareholders in connection with this Agreement.

2.3          Equity Interests.

(a)           Capitalization.

(i)           The Interests constitute all of the membership interests and other equity interests in the Company.

(ii)           The Commercial Shares and the Industrial Shares constitute all of the outstanding capital stock of, or other equity interest in, Commercial Company and Industrial Company.

(b)           Subsidiaries.  None of the Subject Companies has any subsidiaries nor does any of the Subject Companies own any equity interest in any Person.

(c)           Equity.  Except as set forth on Schedule 2.3(c), there are no outstanding options, subscriptions, warrants, or calls obligating the Subject Companies to issue or sell any securities convertible into or exercisable for any membership interest or other equity interest in the Subject Companies, or otherwise requiring the Seller or the Subject Companies to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of membership interests or other equity interests of the Subject Companies or any rights to participate in the equity or net income of the Subject Companies.  All of the membership interests or other equity interests in the Subject Companies were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities Laws, and any preemptive rights and other statutory or contractual rights of the Seller or the Principal Shareholders, as applicable.

(d)           Absence of Other Commitments.  There are no other commitments of any kind or type for the issuance or transfer of any securities, membership interests or other equity interests of the Subject Companies.

(e)           Absence of Preemptive Rights.  There are no preemptive or similar rights to subscribe for or to purchase any securities, membership interests or other equity interests of the Subject Companies.

(f)           Title to Interests.

(i)           Seller owns beneficially and of record all of the Interests of the Company.  The Seller has, and at the Closing will transfer to the Purchaser, good and valid title to the Interests, which constitute the entire membership interest, of, or other equity interest in, the Company, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws).

(ii)           The Principal Shareholders own beneficially and of record all of the Commercial Shares and the Industrial Shares, and at the Closing will transfer to the Purchaser, good and valid title to the Commercial Shares and the Industrial Shares, which constitute all of the outstanding capital stock, or, or other equity interest in, Commercial Company or Industrial Company, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws).

2.4          Financial Statements.

(a)           The Company has delivered to the Purchaser the following financial statements, included in Schedule 2.4: (i) the audited balance sheet of the Company as of December 31, 2008, and the related audited statements of income, retained earnings, and cash flows for the year then ended, together with the related notes and supplementary information and the independent auditor's report of Garland R. Sandhop dated May 20, 2009 thereon (the "Annual Financial Statements"); and the (ii) unaudited (reviewed) balance sheet of the Company as of September 30, 2009 (the "Latest Balance Sheet"), and the related unaudited (reviewed) statements of income, retained earnings and cash flows for the nine months then ended, together with the related notes and supplementary information and the review report of Garland R. Sandhop dated December 8, 2009 thereon (collectively, the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements").

(b)           Except as described in Schedule 2.4(b), all of the Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly in all material respects the financial condition, and results of operations and assets, liabilities and stockholders' equity of the Company as of the dates thereof or for the periods covered thereby, and (iii) were prepared in accordance with GAAP in all material respects applied in a consistent manner throughout the periods involved, except for accounting changes described in the Financial Statements or with which the Company's independent accountants have concurred, clauses (ii) and (iii) above being subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes.

2.5          Receivables.  Except as set forth on Schedule 2.5, all accounts receivable on the Latest Balance Sheet are accounts receivable of the Company as of the date thereof arising from sales made in the ordinary course of the Business.  Except as set forth on Schedule 2.5, to the Knowledge of the Principal Shareholders there is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of any account receivable relating to the amount or validity of such account receivable.

2.6          Sufficiency of and Title to Assets.  Except as set forth on Schedule 2.6, the Assets constitute all assets and properties believed by the Principal Shareholders to be reasonably necessary for the conduct of the Business as now conducted.  Except as set forth on Schedule 2.6, the Company owns good and valid title to all of the Assets that it purports to own that are located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the Assets reflected in the Financial Statements (except for Assets sold or disposed of since the date thereof in the ordinary course of the Business and consistent with past practice), and all of the Assets purchased or otherwise acquired by the Company since such date (except for personal property acquired and thereafter sold in the ordinary course of the Business and consistent with past practice).  Except as set forth on Schedule 2.6, all Assets reflected in the Financial Statements that have not been sold or disposed of in the ordinary course of the Business are owned free and clear of all Liens.

2.7          Conduct of Business in the Ordinary Course.  Since September 30, 2009, except for the Reorganization and as set forth on Schedule 2.7, the Company has conducted the Business only in the ordinary course of business and, without limiting the generality of the foregoing, there has not been any:

(a)           event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect;

(b)           failure to maintain any Assets used in the operation of the Business (including but not limited to all Marine Equipment and dredges, and all building and structures located on the Real Property) in the normal course of business consistent with past practice;

(c)           damage to or destruction or loss of the Assets, whether or not covered by insurance, which has materially and adversely affected the Assets as a whole or the Business or in the aggregate is greater than $100,000;

(d)           amendment or modification to the Governing Documents of the Company or any of the Material Contracts described on Schedule 2.11(a);

(e)           the declaration or payment of any dividends or other distributions by the Company to the Seller or any other Persons;

(f)           increase in compensation payable to the directors, officers or key Employees of the Company, or across-the-board increases to Employees generally, other than in the ordinary course of business and consistent with past practice;

(g)           the commitment or payment of any extraordinary bonuses to Employees outside the ordinary course of the Business;

(h)           single capital expenditure or commitment in excess of $100,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $500,000 (on a consolidated basis) for additions to property or equipment, other than replacements of Assets to the extent covered by insurance, except for any capital expenditures or commitments that are (i) devoted to ongoing projects of the Company in the ordinary course of business or (ii) related to the construction of the Richard LaQuay dredge or the Linda LaQuay dredge.

(i)           dispositions of any material Assets outside the ordinary course of the Business and consistent with past practice; or

(j)           agreement, whether oral or written, by the Company to do any of the foregoing.

2.8          Real Property.

(a)           Schedule 2.8 lists by street address, legal description and deed reference, if applicable, all the Company Owned Real Property, the Company Leased Real Property, the Principal Shareholder Real Property, the Commercial Company Real Property and the Industrial Company Real Property (collectively, the "Real Property"), together with all rights-of-way, easements, and other Liens to which the Real Property is subject, and a brief description of the principal facilities and structures (if any) located thereon.  The Company has good and indefeasible title to the Company Owned Real Property, the Principal Shareholders have good and indefeasible title to the Principal Shareholder Real Property, and each of Commercial Company and Industrial Company has all rights to construct, own and operate the Commercial Company Real Property and the Industrial Company Real Property in accordance with the Channel and Dock Statutes, in each case free and clear of all Liens, except for Permitted Liens.  There is not pending or, to the Knowledge of the Principal Shareholders, threatened any condemnation or eminent domain proceedings that would adversely affect any Real Property.

(b)           With respect to each of the Real Property Leases (i) each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms; (ii) there is no default under any Real Property Lease by the Company or, to the Knowledge of the Principal Shareholders, by any other party thereto; (iii) the Company has not received or delivered a written notice of default or objection to any party to any Real Property Lease to pay and perform its obligations, and, to the Knowledge of the Principal Shareholders, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; and (iv) if the Company is the lessee under a Real Property Lease, then the Company holds a good and valid leasehold interest in such Leased Real Property as set forth therein.

(c)           All buildings, improvements, and fixtures situated on the Real Property conform in all material respects to all applicable Laws, except for any such nonconformance which would not reasonably be expected to result in a Material Adverse Effect.

(d)           The buildings, improvements, and fixtures situated on the Real Property are in the aggregate in a reasonable state of condition and repair so as to be reasonably adequate for the operation of the Business, excluding ordinary wear and tear and minor maintenance and repair problems which would normally be associated with such assets when used in connection with the operation of the  Business.

(e)           The Company has delivered to the Purchaser accurate and complete copies of all title insurance policies, title reports and other title documents, surveys, certificates of occupancy, and Permits in the possession of the Company or the Principal Shareholders relating to the Real Property or the buildings, improvements, or fixtures situated thereon.

2.9          Marine Assets.  The Marine Assets are in the aggregate in a reasonable state of serviceable condition and repair so as to be reasonably adequate for the operation of the Business, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business and any exceptions listed on Schedule 2.9.  Each item of Marine Equipment is seaworthy in all material respects, except for those items of Marine Equipment described in Schedule 2.9 as being out of service.  If required by Law, each item of Marine Equipment is documented in the Company's name with each applicable Governmental Entity.  The Parties acknowledge that two dredges, the Richard LaQuay and the Linda LaQuay, are currently under construction and have not yet been commissioned.  All assets, rights and properties associated with those two dredges are included in the Marine Assets owned by the Company.  No representation or warranty is made as to their commissioning date or their future performance.

2.10           Environmental Matters.  Except as would not reasonably be expected to result in a Material Adverse Effect, except for any disclosures expressly set forth in any environmental site assessment reports obtained by the Purchaser and except as otherwise set forth on Schedule 2.10, (a) the Subject Companies, the Business, the Assets, the Commercial Company Real Property and the Industrial Company Real Property are in compliance with all applicable Environmental Laws and Environmental Permits related to the ownership, use, maintenance or operation of the Assets or otherwise to the conduct of the Business; (b) none of the Subject Companies is subject to any Environmental Liabilities; (c) none of the Subject Companies has ever directly or indirectly generated, placed, deposited, treated, managed, Released or disposed of any Hazardous Substance or any container, equipment, machinery, device or other apparatus containing any Hazardous Substance at, upon or under any Real Property; and (d) to the Knowledge of the Principal Shareholders, all Environmental Permits necessary for the Company to conduct its Business and operations and all Real Property currently operated or otherwise used by the Company and any other Assets, are in full force and effect.

2.11        Material Contracts.

(a)           Schedule 2.11(a) contains a true and complete list of each of the following contracts and agreements of the Company (including any schedules, change orders, supplements attachments, exhibits, annexes or amendments to such contracts and agreements being "Material Contracts"):

(i)           indentures, mortgages, security agreements, notes, loan or credit agreements relating to the borrowing of money by the Company or to the direct or indirect guarantee or assumption by the Company of any obligation of others, including any agreement that has the economic effect although not the legal form of any of the foregoing;

(ii)          agreements relating to the acquisition or disposition of the Assets, other than those entered into in the ordinary course of the Business consistent with past practice;

(iii)         any contract obligating the Company to deliver materials, goods, products, supplies, services or equipment that has annual payments (or under which such payments are reasonably expected) in excess of $100,000 per year, excluding any such contracts which are terminable by the Company without penalty on not more than 60 days notice;

(iv)         any contract or agreement for the payment of compensation or benefits to or on behalf of any employee, agent, consultant or representative;

(v)         any collective bargaining agreement or other contract with a labor union, labor organization, workers council or similar body regarding the Employees;

(vi)         partnership, joint venture, and profit sharing agreements;

(vii)        agreements with any Governmental Entity;

(viii)       all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)         any written contract with any current or former officer, director or employee of the Company or any Affiliate of such individual that are material to the Company and the conduct of the Business; and

(x)          each other agreement or commitment not made in the ordinary course of business which is material to the Business.

(b)         Except as set forth on Schedule 2.11(b), each Material Contract is valid and binding on the Company and is in full force and effect, and the Company is not in default or is claimed to be in default under any provision thereof any Material Contract.  All agreements pertaining to the Company Leased Real Property (each a "Real Property Lease," collectively, the "Real Property Leases"), required to be disclosed on Schedule 2.8(a), which have been made available to Purchaser prior to the date hereof, shall be "Material Contracts" for purposes of this Agreement.

(c)         The Principal Shareholders have made available to the Purchaser true and complete copies of all Material Contracts.

2.12        Labor and Employment Matters and Benefits, etc.

(a)           Compliance with Labor and Employment Laws and Agreements.  To the Knowledge of the Principal Shareholders, the Company is in compliance in all material respects with all applicable Laws relating to employment of labor and employment practices, including without limitation those related to wages, hours, collective bargaining, the payment and withholding of taxes and other sums as required by appropriate Governmental Entities, equal employment opportunity, non-discrimination, non-harassment, terms and conditions of employment, employment benefits, hours of work and overtime, labor relations, worker classification as exempt or nonexempt or as employee rather than independent contractor, occupational safety and health, employment-related immigration and authorization to work in the U.S., notice of plant closings or mass layoffs, employee waivers of liability, and privacy of protected health information.  To the Knowledge of the Principal Shareholders, no present or former Employee, applicant, person claiming to be an Employee, any classes of the foregoing, or officer or director of the Company, has threatened, or at the Closing Date will have, any claim against the Company for (i) any violation of any Law, statute, ordinance or regulation relating to minimum wages or maximum hours, workplace conditions, or any other similar matter, including without limitation hours of work, collective bargaining, the payment and withholding of taxes and other sums as required by appropriate Governmental Entities, equal employment opportunity, non-discrimination, non-harassment, terms and conditions of employment, employment benefits, hours of work and overtime, labor relations, worker classification as exempt or nonexempt or as employee rather than independent contractor, occupational safety and health, employment-related immigration and authorization to work in the U.S., notice of plant closings or mass layoffs, employee waivers of liability, and privacy of protected health information;  (ii) unpaid wages, salaries, holiday and sick pay and other forms of compensation and benefits payable other than under Company Plans and except for the then-current period; or (iii) injuries which are not fully covered by such Company's workers' compensation or other insurance policies.  The Company is not a party to, bound by, or negotiating any collective bargaining agreement or other labor union contract applicable to any Employee, and currently there are no organizational campaigns, petitions, or other unionization activities being made or threatened, and there have been no such activities within the previous three years, with respect to any Employee or which could affect the Company.  The Company is not experiencing any strikes, general work stoppages, pickets, lockouts, walkouts, material arbitrations, material grievances, unfair labor practice charges, or other material labor disputes involving any Employee, and no such Action has been threatened against the Company.  There is not pending before the National Labor Relations Board or any other Governmental Entity any complaints of unfair labor practices against the Company, or any union representation questions or certification petitions involving any Employee.  The Company is not subject to any Order from any Governmental Entity in connection with any current, former, or prospective Employee or person claiming to be an Employee of the Company, or any classes of the foregoing.  The Company has within the previous three years withheld and paid to the appropriate Governmental Entities, or is holding for payment not yet due to the appropriate authorities, all amounts required to be withheld from the Employees of the Company, and the Company is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company has timely paid, or accurately and properly accrued for in its books and records, all wages, salaries, commissions, bonuses, severance pay, vacation pay, and other paid time off, benefits, and any other compensation or remuneration owed to Employees for or on account of employment.  The Company has not had a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act within the previous four years.

(b)           Severance Liabilities.  No former Employee of the Company terminated prior to the date hereof is entitled to any severance, stay-on or retention, change of control or similar payments under any plan, agreement or arrangement with the Company, except for any Material Contract disclosed to the Purchaser on Schedule 2.11(a).

(c)           Employee List.  Schedule 2.12(c) lists all Employees as of the date of this Agreement by name, position or job title, place of employment, regular compensation (including bonus), date of hire or seniority date (if different), classification (i.e., as exempt or nonexempt), and status (i.e., whether active or on leave of absence and, if on a leave of absence, the type of absence).

(d)           Personnel Manuals and Records.  The Company and the Seller have provided the Purchaser with complete and accurate copies of (i) all employee handbooks or manuals or other writings describing employment or personnel policies, practices, and procedures of the Company; (ii) any severance, stay-on or incentive, or change-in-control arrangements; and (iii) any affirmative action plan and any audit of such plan, EEO-1s for the previous three years.

(e)          Employee Benefit Plans; ERISA.

(i)           The Company does not have and does not maintain for the benefit of its current or former Employees any Employee Benefit Plans, other than (A) group health, hospitalization and similar insurance plans, (B) a custom or practice of paying annual bonuses in December of each year and (C) the sick leave, holiday and vacation policies described in the employee handbook referred to in Section 2.12(d), all as described on Schedule 2.12(e) (collectively, "Company Plans").  Complete and correct copies of all Company Plans have been made available to the Purchaser for review.

(ii)           Without limiting the generality of Section 2.12(e)(i), no Company Plan consists of or includes, and neither the Company nor its current or past Employees are subject to, any (A) any plan intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code, (B) any "multiemployer plan," as defined in Section 3(37) of ERISA, or an employee pension plan subject to Title IV of ERISA or Section 412 of the Code, (C) any plan for which a determination letter is required from the Department of Labor, or (D) any nonqualified deferred compensation plan subject to Section 409A of the Code.

(iii)           Each Company Plan has been operated in accordance with its terms and the requirements of all applicable Laws.  The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and neither Principal Shareholder has any Knowledge of any default or violation by any party to, any Company Plan.  No Action is pending or, to the Knowledge of the Principal Shareholders, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Principal Shareholders, no fact or event exists that could give rise to any such Action.

(iv)           There has been no "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code), or any breach of any duty under ERISA, any other applicable Law or any agreement, with respect to any Company Plan which could subject the Company to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, taxes or any other loss or expense.

(v)           The Company has no liability or contingent liability for providing, under any Plan or otherwise, any post-retirement medical, dental, death or other welfare or fringe benefits, other than group health plan continuation coverage under Sections 601-608 of ERISA and Section 4980B of the Code.  Except with respect to any Company Plan that provides flexible spending account benefits, all medical, vision and other welfare benefit coverage and all death benefit coverage under each Plan is provided solely through insurance.

2.13           Insurance.  The Company and the Seller have provided the Purchaser with complete and accurate copies of all policies or binders of fire, liability, employment practices, workers' compensation, vehicular or other insurance held by or on behalf of the Company, specifying the insurer, the policy term, and the deductible.  The policies and binders are in full force and effect.  There are no outstanding unpaid claims by the Company under any of the policies or binders.  The Company has not received a notice of cancellation or non-renewal of any of the policies or binders.

2.14           Intellectual Property.  Schedule 2.14 contains a list of all material Intellectual Property that is currently owned by the Company that has been issued or registered or is the subject of a pending application for issuance or registration. To the Knowledge of the Principal Shareholders, all such Intellectual Property is subsisting, is not expired or abandoned, and is valid and enforceable.  To the Knowledge of the Principal Shareholders, the Company has not infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property of any other Person.

2.15           Compliance with Laws.  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Company is in compliance and is operating the Business in compliance with all applicable Laws, Permits and decrees applicable to the Business or the ownership, lease or operation of any of the Assets, and (ii) neither the Company nor, to the Knowledge of the Principal Shareholders, any agent or other Person acting on behalf of the Company, has (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or to any officers or employees of any state-owned enterprises from corporate funds, (c) failed to disclose fully any contribution made by the Company thereof (or made by any Person acting on the behalf of the Company of which the Company is aware) which is in violation of Law, or (d) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the Federal Procurement Integrity Act, 41 U.S.C. Section 423 or of any applicable anti-corruption, anti-bribery, anti-graft or similar such Laws.

2.16          Absence of Litigation. Except as would not reasonably be expected to result in a Material Adverse Effect and except as otherwise set forth on Schedule 2.16, (a) there is no Action pending or, to the Knowledge of the Principal Shareholders, threatened against the Company, and (b) the Company is not subject to any outstanding Order.

2.17         Tax Returns and Payments.

(a)           Tax Classification of the Company.  For federal income tax purposes, the Company is disregarded as an entity separate from its owner pursuant to Section 301.7701-3(b)(1)(ii) of the Treasury Regulations.  Nevertheless, the Company is regarded for purposes of federal employment Taxes and related wage withholding beginning on the Conversion Date, and is also regarded for purposes of state Taxes (including Texas state margin Taxes).

(b)           Filings and Payment.  (i) All federal, state, municipal, local, foreign, and other Tax Returns, estimates and reports previously required to have been filed by or with respect to the Company have been duly and timely filed or caused to be duly and timely filed; (ii) all Taxes due and payable on such Tax Returns have been paid when due and payable; (iii) no deficiency for any Tax has been asserted or assessed by a Governmental Entity against the Company that has not been satisfied by payment, settled or withdrawn; (iv) any Tax Returns of the Company that have been filed are correct and complete in all material respects; and (v) the only jurisdictions in which any such Tax Return has ever been filed, or required to be filed, is listed on Schedule 2.17.

(c)           Accruals, Withholding, Reserves and Deposits.  The Company has complied with all Laws regarding the withholding of Taxes including without limitation the timely collection and timely remittance of withholdings, and the withholdings have either been paid to the proper Governmental Entities, or set aside in accounts for that purpose or accrued, reserved against and entered upon the books of the Company, in accordance with applicable Laws.  The Company has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto.  The Company has made all deposits required with respect to Taxes.

(d)           Absence of Extensions and Powers of Attorney.  The Company has not executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.  No power of attorney relating to Taxes of the Company will be in effect after the Closing Date.

(e)           Tax Rulings.  There are no Tax rulings, requests for rulings or closing agreements with any Taxing authority with respect to the Company.

(f)            Tax Indemnities.  The Company has no current or potential contractual obligation, through Tax sharing agreement or otherwise, to indemnify any other person with respect to Taxes.

(g)           Tax Liens.  There are no Liens on any Assets of the Company that arose in connection with any failure to pay any Tax required to have been paid, other than Liens for Taxes not yet due or payable.

(h)           Audits.  There has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing or Governmental Entity in connection with any of the Company's Tax Returns.  Neither the Seller nor the Company has received notice of any deficiencies for any Taxes asserted or assessed against the Company that remain unpaid.  Neither the Seller nor the Company has received any notice that Tax Returns relating to the Company are currently being or may be audited or examined by the IRS or any other Taxing authority.  No Actions or Proceedings with respect to Taxes are pending or, to the Knowledge of the Principal Shareholders, threatened against the Company.

(i)            Affiliated Group.  The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(j)            The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

2.18         Brokers.  All negotiations relating to this Agreement and the Transactions have been carried out without the intervention of any person acting on behalf of the Seller or the Company in a manner that would give rise to any valid claim against the Seller or the Company for any brokerage or finder's commission, fee or similar compensation, except for Tanteah Capital Partners LLC, John M. Sutton and/or Paul Gillen.  Any such commission, fee or similar compensation, including expenses, of Tanteah Capital Partners LLC, Mr. Sutton and/or Mr. Gillen shall be the sole responsibility of the Seller, and in no event shall the Purchaser or the Company have any responsibility therefor.

2.19         Permits.  The Company possess all certificates, authorities or permits (collectively, "Permits") issued by the appropriate Governmental Entity (including without limitation Environmental Permits) necessary to conduct the Business as currently conducted by it, except for those Permits the absence of which would not reasonably be expected to have a Material Adverse Effect; and the Company has not received any notice of Proceedings relating to the revocation or modification of any such Permit.  All of such Permits are listed on Schedule 2.19.

2.20         Books and Records.  The books of account, minute books, stock record books, and other records, as applicable, of the Subject Companies, copies of all of which have been made available to the Purchaser, are complete and correct in all material respects.  As of Closing, all of those books and records are in the possession of the Company.

2.21         Bank Accounts.  Schedule 2.21 lists all banks or other financial institutions with which the Company has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

2.22         Guaranties.  Schedule 2.22 sets forth a complete and accurate list of all guarantees, bid bonds, performance bonds, payment bonds, cash deposits, letters of credit, and other similar agreements or commitments to which the Company, the Seller or either Principal Shareholder has any liability that are related to the Company's (a) ongoing projects, (b) suppliers and other trade payables, (c) rental arrangements or (d) services providers and subcontractors (collectively "Guaranties").  Schedule 2.22 sets forth with respect to each such Guaranty either (i) the amount thereof, a brief description of the obligation or performance that is the subject of such Guaranty and the beneficiary thereof or (ii) a description of the instrument, agreement or other document evidencing each such Guaranty and all modifications and amendments thereto.  As to each Guaranty under which Seller or either Principal Shareholder is liable (each a "Principal Shareholder Guaranty"), Schedule 2.22 identifies such Principal Shareholder Guaranty together with the name of whether Seller or either Principal Shareholder is liable with respect thereto and a brief statement as to the nature or extent of such liability of Seller or such Principal Shareholder.

2.23         Warranty Obligations.  As of the Closing Date, the Company has no warranty obligations to any Person for work or services on projects which have been completed by the Company prior to the Closing Date.  The Company will have no such warranty obligations for projects pending as of the Closing Date following their completion, based upon the applicable contracts in effect on the Closing Date and the Company's historical custom and practice.

2.24         Working Capital.  As of the Closing Date, but prior to giving effect to the Repaid Debt from proceeds, the Working Capital of the Company, calculated in a manner consistent with the Working Capital reflected in the Latest Balance Sheet, is not less than $1,500,000.

2.25        Industrial Company and Commercial Company.  Neither the Principal Shareholders nor the Seller (a) has directly or indirectly caused Industrial Company or Commercial Company to (i) incur or become subject to any Debt or other liabilities or obligations (whether absolute, accrued, contingent or otherwise as of the date hereof), (ii) sell, transfer or otherwise dispose of, or impose any Liens upon, any of their respective  assets, rights or properties, (iii) purchase or acquire any assets, rights or properties, (iv) enter into any agreements, contracts or commitments, or (v) engage in any active trade or business; (b) acquired any Knowledge that either Industrial Company or Commercial Company has become subject to any Action, including any investigation or Proceeding before any Governmental Authority; or (c) acquired any Knowledge that any Persons who were shareholders, officers or directors of Industrial Company or Commercial Company prior to June 12, 2000 caused any of the activities events described in subclauses (i) through (v) to occur prior to June 12, 2000 that would have continued in existence after June 12, 2000.

2.26        No Other Representations or Warranties.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT THE SELLER AND THE PRINCIPAL SHAREHOLDERS HAVE NOT MADE NOR ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY, ITS ASSETS, OR ANY PART THEREOF, OR THE BUSINESS, EXCEPT THOSE  EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II OF THIS AGREEMENT.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY OR THE BUSINESS.  ANY REPRESENTATION OR WARRANTY RELATED TO EITHER COMMERCIAL COMPANY OR INDUSTRIAL COMPANY WILL ONLY PERTAIN TO  PERIODS ON OR AFTER JUNE 12, 2000.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Principal Shareholders as follows:

3.1          Organization, Qualification and Authorization.

(a)           The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority (i) to own, lease and operate its properties and to carry on its business as not being conducted; (ii) to enter into this Agreement, (iii) to carry out its obligations hereunder, and (iv) to consummate the Transactions.

(b)           The Purchaser is duly qualified and licensed to do business and is in good standing in the State of Texas.

(c)           The execution and delivery of this Agreement by the Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and constitutes, and each other Transaction Document executed or to be executed by the Purchaser in connection with the Transactions, has been, or when executed and delivered will constitute, a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to equitable remedies and bankruptcy exceptions.

3.2          No Conflicts.

(a)           Company Documents, Financing Arrangements, and Laws.  Except as otherwise set forth in this Agreement, neither the execution or delivery by the Purchaser of this Agreement or any of the other Transaction Documents, nor the completion of the Transactions or in the other Transaction Documents will:

(i)           violate any provision of the certificate of formation, limited liability company agreement or other charter documents of the Purchaser;

(ii)          violate any material agreement to which the Purchaser is a party or by which it is bound; or

(iii)         violate any statute or Law or any Order of any court or Governmental Entity to which the Purchaser, or any of its properties is subject.

(b)           Consents, Approvals or Authorizations.  No consent, approval or authorization of, or filing with, any Governmental Entity is required on the part of the Purchaser for the execution and delivery of this Agreement or any of the other Transaction Documents, or the completion of the Transactions.

3.3          Litigation.  There are no Actions or Proceedings or investigations pending or, to the Knowledge of the Purchaser, threatened, which question the validity of this Agreement or any Action taken or to be taken by the Purchaser in connection with this Agreement.

3.4          Brokers.  All negotiations relating to this Agreement, and the Transactions, have been carried on without the intervention of any person acting on behalf of the Purchaser in a manner that would give use to any valid claim against the Seller or either Principal Shareholder for any brokerage or finder's commission, fee or similar compensation, except for Stephens Inc.  Any such commission, fee or similar compensation, including expenses, of Stephens Inc. shall be the sole responsibility of the Purchaser, and in no event shall the Seller or either Principal Shareholder have any responsibility therefor.

3.5          Solvency.  Immediately after giving effect to the Transactions and any financing arrangements incurred by the Purchaser in connection therewith, the Purchaser will be able to pay its respective Debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the Transactions, the Company will have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company.

3.6           Investment Intent.  The Purchaser will be acquiring the Interests for the Purchaser's own account with the present intention of owning the Company after the Closing for investment purposes and not with a view to or for sale in connection with any public distribution in violation of any federal or state securities Laws.  The Purchaser has such Knowledge and experience in financial, business and Tax matters that it is capable of evaluating the merits and risks of an investment in the Company.  The Purchaser has conducted, a review and analysis of the Business, operations, Assets, liabilities, results of operations and financial condition of the Company and has evaluated the Tax consequences of the Transactions and of the operation of the Company.  The Purchaser acknowledges that the Purchaser has been or will have been provided adequate access to the personnel, properties, premises and records of the Company for such purpose.  Except for the representations and warranties contained in this Agreement and in the Disclosure Schedules, neither Seller nor either Principal Shareholder will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser's use of, any such information related to the Company and any information, document or material made available to the Purchaser in any management presentations, "break-out" discussions, responses to questions submitted on behalf of the Purchaser, whether orally or in writing, or in any other form in expectation or furtherance of the Transactions.

3.7           Ability of the Purchaser to Bear Risk of Investment.  The Purchaser understands that there is no assurance as to the viability or future performance of the Company.  The Purchaser recognizes that an investment in the Interests is speculative and involves a high degree of risk including, but not limited to, the risk of economic losses from operations of the Company and the potential loss of investment.  The Purchaser understands that no market for the Interests exists and none may develop in the future.  The Purchaser is able to bear the economic risk of an investment in the Interests to be acquired by it hereunder and, at the present time, is able to afford a complete loss of such investment.  The commitment of the Purchaser to investments which are not readily marketable or transferable is not disproportionate to the net worth of the Purchaser, and investment in the Interests will not cause such commitment to become excessive.  The Purchaser has no need for liquidity with respect to the Interests.

ARTICLE IV.
ADDITIONAL COVENANTS

4.1           Further Assurances.  Each of the Parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions.  Following the Closing, subject to the terms and conditions of this Agreement, each Party shall execute and deliver such further certificates, agreements and other documents, and take other actions reasonably requested by the other Party, in order to complete or implement the Transactions.

4.2           Post-Closing Access to Records.  The Purchaser shall preserve and keep a copy of all the Company's books and records in existence as of the Closing Date in the Purchaser's possession for a period of at least seven years after the Closing Date.  After such seven-year period, the Purchaser shall maintain such books and records in accordance with its document retention policy.  The Purchaser shall provide to the Principal Shareholders, at no cost or expense to the Purchaser, full access during normal business hours upon written request which states an appropriate reason to access such books and records as remain in the Purchaser's possession in connection with matters relating to the Business or operations of the Company for events that occurred on or before the Closing Date and any disputes relating to this Agreement.

4.3           Insurance, Etc.  From and after the Closing, the Purchaser shall not, and it shall not cause the Company or its successors to, take any action that would void, terminate or otherwise cancel any insurance policy in effect at the time of the Closing, to the extent that the same would render unavailable to any Person acting as officers, directors or similar capacities of the Company any insurance coverage that would otherwise have been available to them.  To the extent that any such Person thereof is a named insured party under any such policy with respect to occurrences prior to and including the Closing, the Purchaser shall not (and shall not cause the Company or its successors to) take any action to remove them from named insured status.  In addition, any indemnification, contribution, exculpation and reimbursement rights of any such Persons accrued through the Closing Date, whether under the Company's Governing Documents, or under any contract listed on the Disclosure Schedules shall not be terminated and no rights thereunder impaired as a result of the Transactions, but those rights shall survive the Closing and continue in effect thereafter with respect to events and conditions in existence at or prior to the Closing Date.  The provisions of this Section 4.3 are intended for the benefit of, and will be enforceable by, any current or former officer or director (or person exercising equivalent functions) of the Company and his or her heirs or representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

4.4           Employee Benefits.  The Purchaser agrees that following Closing it shall or shall cause the Company to provide those Employees employed as of Closing such benefits that are comparable in the aggregate to (or in the aggregate no less favorable than) the benefits the Company provided to such Employees immediately prior to Closing.  The provisions of this Section 4.4 are intended for the sole benefit of the Parties to this Agreement and nothing in this Section is intended or shall be construed to require the Company or the Purchaser to continue after the Closing the employment of any Employee, or otherwise interfere with any such entity's right to transfer or terminate the employment of any Employee at will (subject to the express terms of any written employment agreements contemplated hereby) at any time after the Closing, with or without cause, with or without notice, or for any reason or no reason.

4.5           Principal Shareholder Guaranties.  At or upon Closing, the Principal Shareholders may give (or cause the Company to give) written notice to each Person who is the beneficiary under a Principal Shareholder Guaranty, revoking such Principal Shareholder Guaranty for any credit or other financial accommodation extended after the Closing.  For any supplier or vendor with which both the Company and the Purchaser or its Affiliates have an account, the Company account will be closed and post-Closing business will be transacted under the account of the Purchaser and its Affiliates.  Without limiting the generality of the foregoing, written notice of revocation will be provided with respect to the Principal Shareholder Guaranties under those certain general indemnity agreements with The Hartford ("Hartford") and Travelers Casualty and Surety Company of America ("Travelers"), which are described on Schedule 2.22 (the "General Indemnity Agreements").  From and after the Closing, the Purchaser agrees that it shall not (and shall not cause or permit the Company to) apply for or seek the issuance of any new bonds, or increase the amount of any existing bonds, under the General Indemnity Agreements, or otherwise modify the General Indemnity Agreements in any way which would increase or expand the liability of the Principal Shareholders under their Principal Shareholder Guaranties.

4.6          Confidential Information.  Each Party shall hold, and shall cause its Affiliates to hold, in confidence all information and documents obtained under this Agreement regarding the other Party, in accordance with the Confidentiality Agreement; provided, however, that as of the Closing, (i) each Party will be relieved of the obligations under Sections 5 and 6 of the Confidentiality Agreement, and (ii) the Seller shall be entitled to the benefits of the Confidentiality Agreement and may enforce the same against the Purchaser, but only insofar as the "Confidential Information" therein relates solely to the Seller, it being understood that the Purchaser shall have no obligations in respect of Confidential Information of the Company, the Business or the Assets from and after the Closing.

4.7          Non-Competition and Non-Solicitation.

(a)           For a period of three years beginning on the Closing Date, the Seller and the Principal Shareholders shall not act for, be employed by, engage in, carry on, provide consulting services to (except as provided under the Consulting Agreements), or have a financial interest in (directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, stockholder, investor, owner, officer, director, trustee, manager, employee, agent, representative, associate or consultant), any Competitive Business anywhere within the Territory.

(b)           For a period of three years beginning on the Closing Date, the Seller and the Principal Shareholders shall not, whether as a principal, agent, officer, director, employee, consultant, independent contractor or otherwise, alone, in association with or on behalf of any other Person, firm, corporation or other business organization, (i) solicit, sell, call upon, advise, do or attempt to do business with or otherwise contact for a business purpose any customer of the Business (as conducted on and after the Closing Date) for any Competitive Business anywhere within the Territory, or solicit, encourage or induce any such customer to terminate, suspend, or otherwise modify its business relationship with the Company, or (ii) hire or attempt to hire any Employee of the Company or encourage any such Employee to terminate his or her employment with the Company.

(c)           The Seller and the Principal Shareholders acknowledge and agree that the covenants and undertakings set forth in this Section 4.7 are incident to the sale of a business and are reasonable and necessary for the protection of the Purchaser and (following the Closing) the Company.  In this regard, the Seller and the Principal Shareholders specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on their activities specified herein, are reasonable and necessary for the protection of the Purchaser and the Company and the value of the Interests purchased by the Purchaser under this Agreement.  The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 4.7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

4.8          WARN Act.  The Company has not since January 1, 2006 effectuated (a) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (as amended "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (b) a "mass layoff" (as defined by the WARN Act) affecting any site of employment or facility of the Company except in compliance with the WARN Act. The Company and its Affiliates shall not take any action prior to the Closing which in itself could result in any obligation or liability being imposed on the Company or its Affiliates under the WARN Act except in compliance with the WARN Act.

ARTICLE V.
TAX MATTERS

5.1          Taxes.

(a)           Tax Periods Ending On or Before the Closing Date.

(i)           Because the Company is classified as a disregarded entity for federal income tax purposes, no federal income Tax Returns for the Company have been required or will be required for Tax periods that end on or before the Closing Date (a "Pre-Closing Period").

(ii)          For Tax Returns, other than Federal income Tax Returns, due after the Closing Date, the Purchaser shall file or cause to be filed any Tax Returns of the Company for a Pre-Closing Period.  Prior to filing any such Pre-Closing Period Tax Return, the Purchaser shall provide a copy of such Tax Return at least 15 days prior to its due date (taking into account extensions) to the Seller and the Principal Shareholders for review.  In the case of a sales or use Tax Return or employment Tax Return, the preceding sentence shall not apply and the Purchaser shall provide a copy of such sales or use Tax Return within 15 days after filing such Tax Return.

(iii)         Except as provided in subparagraph (iv) below, the Seller and the Principal Shareholders shall reimburse the Purchaser for any Pre-Closing Period Taxes of the Company within 30 days after payment of such Taxes by the Purchaser.  The Seller and the Principal Shareholders shall be obligated to reimburse the Purchaser for Pre-Closing Period Taxes even if no Tax Return is required to be filed with respect to such Taxes.  In contrast, the Purchaser shall pay the Seller the amount of any refund of Pre-Closing Taxes within 30 days of receipt thereof.

(iv)         Neither the Seller nor the Principal Shareholders shall reimburse or otherwise be responsible to the Purchaser or the Company in respect of any additional Texas state margin Tax (or equivalent Tax measured by the Company's income) imposed on the Company as a result of the sale of the Interests in lieu of the sale of the stock of the Company Predecessor.  In that regard, the same methodology described in Section 5.4 below will apply to such determination.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.

(i)           The Purchaser shall file or cause to be filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (a "Straddle Period").

(ii)          The Seller and the Principal Shareholders shall reimburse the Purchaser for any Taxes of the Company that relate to the portion of the Straddle Period ending on the Closing Date within 30 days after payment of such Taxes by the Company or the Purchaser.  The Seller and the Principal Shareholders shall be obligated to reimburse the Purchaser for such Taxes even if no Tax Return is required to be filed with respect to such Taxes.  In contrast, the Purchaser shall pay to the Seller the amount of any overpayment of Taxes of the Company that relates to the portion of the Straddle Period ending on the Closing Date within 30 days of the later of (A) the date on which the Tax Return is filed with respect to such Taxes or (B) the end of the Straddle Period (in cased where no Tax Return is required).

5.2          Tax Allocation.  For purposes of this Agreement, in the case of any Taxes that are payable by the Company for any Straddle Period, the portion of such Tax payable by the Company which relates to the portion of the Straddle Period ending on the Closing Date shall:

(a)           in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and

(b)           in the case of any Tax based upon or related to income or receipts be equal to the amount which would be payable by the Company or the Purchaser if the Straddle Period ended on the Closing Date; provided, however, that any franchise Tax shall be allocated to the taxable period (or portion thereof) during which the income, operations, assets or capital comprising the base on which such Tax is measured, regardless of whether the right to do business for another taxable period (or portion thereof) is obtained by the payment of such franchise Tax.

5.3          Transfer Taxes.  The Purchaser shall be responsible for and shall bear the cost of all sales, use, transfer and similar taxes (if any) arising out of the Transactions.

5.4          Allocation of Interests Purchase Price and Additional Taxes.

(a)           Allocation of Interests Purchase Price.  Seller and Purchaser covenant that they will each file an "Asset Acquisition Statement" as defined in Section 1060 of the Code (referred to herein as "IRS Form 8594") with their respective 2010 income Tax Returns to report the agreed-upon allocation of the Interests Purchase Price, which shall be agreed by Seller and Purchaser within 90 days following the Closing.  Each Party agrees to cooperate in good faith in reaching an agreement on the appropriate values reported in Part II of the IRS Form 8594, which will be completed in the following manner:

(i)           The Goodwill and Going Concern Items of Value shall be treated thereon as a Class VII Asset, and the allocated value of such items plus the amount of Additional Taxes that are properly allocable under Section 1060 of the Code as additional purchase price, shall be set forth in the blanks on the IRS Form 8594 indicating "Class VI and VII" in a single number.

(ii)          The Tangible Personal Property and Company Owned Real Property shall be treated thereon as a Class V Asset.

(iii)         The Accounts Receivable (and any prepaid assets) shall be treated thereon as a Class III Asset.

(iv)         The cash shall be treated as a Class I Asset.

(v)          The answers to the questions in item 5 of Part II of the IRS Form 8594, shall be answered as "Yes".

(vi)         The answer to the question in item 6 of Part II of the IRS Form 8594, shall be answered as "Yes".

(b)           Seller Gain.  The Seller shall calculate its gain resulting from the sale of the Interests for the Interests Purchase Price (the "Seller Gain") in a manner that utilizes the allocations and fair market values reported on the IRS Form 8594 to be filed by Seller pursuant to Section 5.4(a).

(c)           Additional Taxes.  "Additional Taxes" means the amount, if any, by which the Taxes incurred by the Seller with respect to the Seller Gain exceed the Taxes that would have been incurred by the Shareholders as a result of the sale of all of the stock of the Company Predecessor for $55,500,000 less the amount of the liabilities of the Company Predecessor at the time of such stock sale.  The following guidelines shall apply in determining the amount of Additional Taxes:

(i)           Additional Taxes shall only consist of additional federal income Taxes.  The Seller's reimbursement obligations have been adjusted under Section 5.1(a)(iv) to account for the increase in liability for Texas state margin Taxes.

(ii)          In determining the amount of any Additional Taxes, the Seller shall reference the allocation of the Interests Purchase Price among the Company's Assets and liabilities as set forth in Section 5.4(a) and the amount of the Seller Gain described in Section 5.4(b).

(iii)         It shall be assumed that all gain on the sale of the stock of the Company Predecessor would have been subject to federal income Tax at long-term capital gain rates.

(iv)         The calculation of Additional Taxes pursuant to Section 5.4(c) should be construed to include a tax gross-up component.

(v)           Any amount payable by the Purchaser to the Seller in respect of Additional Taxes shall be payable in accordance with the terms of this Agreement and the Additional Taxes Escrow Agreement.

(d)           The Seller shall cause to be prepared and delivered to the Purchaser promptly (but in no event later than 90 days following the Closing) a statement setting forth its calculation of the aggregate amount of Additional Taxes included in the Shareholders' total Tax liability in accordance with this Agreement (the "Additional Taxes Statement").  The Purchaser shall have the right to review the Additional Taxes Statement and shall notify the Seller of any objection thereto within 20 days after the receipt thereof.  The failure of the Purchaser to object to the Additional Taxes Statement within such 20-day period shall be deemed to be an acceptance by the Purchaser of the amount of Additional Taxes as calculated by the Seller.  If the Purchaser and the Seller agree on the calculation of the Additional Taxes in the Additional Taxes Statement, or if the Purchaser otherwise fails to timely object to the calculation, then, Seller shall provide notice to the Escrow Agent and the Purchaser, and upon the Escrow Agent's receipt of such notice, the Escrow Agent shall release to the Seller the total amount of Additional Taxes specified in the Seller's notice (but in no event exceeding the principal amount of the Additional Taxes Escrow Funds), with the remaining funds to be released to the Purchaser.  If the Purchaser objects to the Additional Taxes Statement within such 20-day period, the Purchaser must specify the reasons or bases for the objection and the amount of the Additional Taxes that the Purchaser believes is in dispute.  The Seller shall be entitled to receive any undisputed amount and shall provide notice to the Escrow Agent and the Purchaser, and upon the Escrow Agent's receipt of such notice, the Escrow Agent shall release to the Seller the undisputed amount of the Additional Taxes specified in the Seller's notice and any disputed amount will remain in the Additional Taxes Escrow Account pending resolution.  The Seller and the Purchaser will negotiate in good faith to resolve the disputed amount, and, if such dispute continues for 30 days, then the Purchaser and the Seller shall promptly cause this dispute to be submitted to a tax partner resident in the Houston, Texas office at a nationally recognized accounting firm reasonably acceptable to the Seller and Purchaser who shall not be the accounting firm of either the Seller or the Purchaser (the "Tax Arbitrator").  The Tax Arbitrator shall review any work papers necessary to calculate the disputed amount of Additional Taxes.  The Tax Arbitrator shall deliver to Purchaser and Seller, as promptly as practicable and in any event within 60 days after its appointment, a written report setting forth its estimation of the disputed amount.  The determination of the Tax Arbitrator shall be final and binding upon the Purchaser and the Seller.  If the Tax Arbitrator determines that the Seller is entitled to receive any additional amount from the Additional Taxes Escrow Account for the Additional Taxes, the Seller shall provide notice to the Escrow Agent and the Purchaser, and upon the Escrow Agent's receipt of such notice, the Escrow Agent shall release to the Seller the disputed amount of Additional Taxes as determined by the Tax Arbitrator and as specified in the Seller's notice (but in no event shall the undisputed amount and the disputed amount as determined by the Tax Arbitrator in the aggregate exceed the principal amount of the Additional Taxes Escrow Funds), with the remaining funds, if any, to be released to the Purchaser.  If the Tax Arbitrator determines that the Seller is not entitled to receive any additional amount from the Additional Taxes Escrow Account for the Additional Taxes, then the remaining funds in the Additional Taxes Escrow Account shall be released to the Purchaser.  All fees and expenses of the Accounting Arbitrator shall be paid by the party whose proposed amount of disputed Additional Taxes is farthest from the final disputed amount of Additional Taxes as determined by such Accounting Arbitrator.  Each of the Seller and the Purchaser shall pay their respective advisor's fees, charges and expenses incurred by such Person in connection with the dispute.

(e)           If the amount released from the Additional Taxes Escrow Account under Section 5.4(d) is less than the full amount of the Additional Taxes Escrow Funds, then the Purchaser agrees to indemnify and hold the Seller harmless from any and all liabilities for any amount of Additional Taxes in excess of the amount so released and as reflected in the Tax Return filed in respect thereof, such as may be determined upon an IRS audit of such Tax Return, but the Purchaser shall in no event be required to provide indemnity under this Section 5.4 to the extent such indemnity, when combined with the aggregate amount by which the Interests Purchase Price has already been increased on account of Additional Taxes pursuant to Section 1.2(d), exceeds $4,000,000.  Notwithstanding anything in this Agreement to the contrary, the foregoing indemnity under this Section 5.4(e) shall survive until the third anniversary of the date on which such Tax Return is filed.

(f)           This Section 5.4 shall not be subject to the provisions of Article VI except for Sections 6.1(e) and 6.1(f).

5.5           Post-Closing Tax Controversies.    The Purchaser shall notify the Seller and the Principal Shareholders in writing upon receipt by the Purchaser or any Affiliate of Purchaser of any notice of any inquiries, audits, assessments, reassessments, Proceedings or similar events received from any Governmental Entity with respect to Taxes of the Company for which the Seller would be liable or would be required to reimburse the Purchaser pursuant to this Agreement. With respect to any audit relating to income Taxes for any Tax period ending on or before the Closing Date, the Seller will control and bear the cost of all Proceedings and may make all decisions taken in connection with such audit (including selection of counsel) and, without limiting the foregoing, may in its reasonable discretion pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Governmental Entity with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax claim in any permissible manner.  The Purchaser shall have the right to participate at its own expense.  The Purchaser shall control any other audit or contest; provided that the Seller shall be entitled to participate at their own expense in any such audit only with respect to issues arising in a Pre-Closing Period or a Straddle Period.

5.6           Cooperation.    The Seller and the Purchaser shall cooperate fully with each other regarding the preparation of Tax Returns, audits, and other matters relating to Taxes.  Each Party shall make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

5.7           Amendment of Tax Returns.    Neither the Purchaser nor any of its Affiliates shall amend, re-file, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to any Pre-Closing Period without the prior written consent of the Principal Shareholders, which consent shall not be unreasonably withheld or delayed.  Any Tax refund received with respect to any Pre-Closing Period shall inure to the benefit of Seller.

ARTICLE VI.
INDEMNIFICATION

6.1           Indemnification.

(a)           Survival of Representations and Warranties.  The representations and warranties of the Parties hereto contained in this Agreement shall not terminate as of Closing but instead shall survive the Closing and continue in effect for a period of 12 months after the Closing, except that the representations and warranties in the following Sections of this Agreement shall survive for the applicable statute of limitations: 2.1, 2.2, 2.3, 2.17, 2.18, 3.1, 3.2 and 3.4.  Upon expiration of the applicable survival period, such representations and warranties shall thereupon expire and no claim may thereafter be asserted in respect thereof; provided, that any claim asserted by written notice delivered under Section 8.5 with reasonable specificity by the Party seeking to be indemnified within the time periods set forth in this Section 6.1(a) shall survive until such claim is finally and fully resolved.  All covenants and agreements contained herein shall remain in full force and effect for the period of 12 months following the date by which such covenant or agreement is required to be performed; provided, that any claim asserted by written notice delivered under Section 8.5 with reasonable specificity by the Party seeking to be indemnified within the time periods set forth in this Section 6.1(a) shall survive until such claim is finally and fully resolved.

(b)           Indemnification by the Principal Shareholders.  The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a "Purchaser Indemnified Party") shall be indemnified, defended, released and held harmless by the Principal Shareholders, jointly and severally, from and against all losses, liabilities, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by a Purchaser Indemnified Party (hereinafter, a "Loss" or, collectively, "Losses"), arising out of or resulting from: (i) the breach of any representation or warranty made by the Principal Shareholders contained in this Agreement, (ii) the breach of any covenant or agreement by the Principal Shareholders contained in this Agreement, (iii) any Debts of the Company accruing on or before the Closing, to the extent in excess of the Debt Payoff deducted from the Purchase Price in accordance with Section 1.2(b)(i), (iv) any Liquidated Actions, and (v) any claims of Tanteah Capital Partners LLC, John M. Sutton or Paul Gillen in respect of the Transactions.

(c)           Indemnification by the Purchaser.  The Seller and its Affiliates, agents, successors and assigns (each, a "Seller Indemnified Party") shall be indemnified and held harmless by the Purchaser from and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement, (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement, (iii) any liability of the Company arising after, or based upon the operation of the Business following, the Closing, (iv) any Unliquidated Actions, (v) any Debts of the Company (including liability under the Principal Shareholder Guaranties), but only to the extent of the Debt Payoff deducted from the Purchase Price in accordance with Section 1.2(b)(i), as well as obligations arising in respect of the Principal Shareholder Guaranties, including without limitation those arising under the General Indemnity Agreements; and (vi) any claims of Stephens Inc. in respect of the Transactions.

(d)           Limits on Indemnification.

(i)           No claim may be asserted nor may any Action be commenced against either Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 6.1(a), irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(ii)           Notwithstanding anything to the contrary contained in this Agreement: (A) an Indemnitor shall not be liable for any claim for indemnification pursuant to Sections 6.1(b) or 6.1(c), unless and until the aggregate amount of Losses which may be recovered from the Indemnitor equals or exceeds $500,000 (the "Basket") it being agreed and understood that, if such amount is exceeded then an Indemnitor shall be liable to the full extent of the indemnification obligations, including those not in excess of the Basket; and (B) the maximum aggregate amount of all Losses which may be recovered from an Indemnitor arising out of or resulting from the causes set forth in Sections 6.1(b) or 6.1(c) shall be an amount equal to $10,000,000.  The foregoing limitations do not apply to indemnities and reimbursements required under Article V.

(iii)           Net Insurance Proceeds and Tax Benefits.  The amount of any Loss under this Article VI shall be:

(A)           reduced by the net amount of any insurance or other proceeds received or recoverable by any Seller Indemnified Party or the Purchaser Indemnified Party in connection with such Loss.  Each Indemnified Party agrees that it shall pursue in good faith claims under any applicable insurance policies and against other third parties who may be responsible for such Losses; and

(B)           reduced by the net amount of any Tax benefits actually realized by an Indemnified Party.

(iv)           NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

(e)           Procedure for Asserted Claims.  Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any Action, or upon discovery of any facts which a Indemnified Party believes may give rise to a claim (for avoidance of doubt, a claim shall include any third party claim arising from notice or the commencement of any Action or upon discovery of facts that may give rise to a claim, as determined by a Indemnified Party) for indemnification from Indemnitor, the Indemnified Party shall, if a claim is to be made against Indemnitor under this Article VI, notify Indemnitor in writing of the claim, the commencement of the Action, or the facts discovered.  Indemnitor shall be entitled to assume the defense of the claim or Action at its sole cost and expense with counsel reasonably satisfactory to Indemnified Party, and to settle or compromise the claim or Action with the consent of Indemnified Party, which consent shall not be unreasonably withheld (unless settlement involves only the payment of money by Indemnitor, in which case the Indemnified Party's consent shall not be required).  After notice of Indemnitor's election to assume the defense of the claim or Action, Indemnitor shall not be liable to the Indemnified Parties under this Article VI for any legal or other expenses subsequently incurred by the Indemnified Parties in connection with the defense of the claim or Action.  However, the Indemnified Parties shall have the right to participate in (but not control) the defense of the Action with its separate counsel and at their own expense.  If Indemnitor does not elect to assume the defense of the claim or Action, Indemnified Party shall act reasonably and in accordance with its good faith business judgment with respect to the claim or Action, and shall not settle or compromise any claim or Action without the consent of Indemnitor, which consent shall not be unreasonably withheld.  The Parties agree to render to each other reasonably requested assistance in order to insure the proper and adequate defense of any claim or Proceeding.  The failure to give notice under this Article VI shall not relieve the indemnification obligations hereunder unless, and then only to the extent, the failure results in prejudice to the party entitled to receive delay.  For avoidance of doubt, the Principal Shareholders shall have the right to assume the defense of any Liquidated Actions, subject to the terms of this Section 6.1(e).

(f)           No Double Recovery.  For avoidance of doubt, no Indemnified Party shall be entitled to assert a claim for indemnification for any Loss for which it has been reimbursed or indemnified pursuant to the terms of this Agreement.

(g)           IN NO EVENT AND UNDER NO CIRCUMSTANCE SHALL SELLER OR EITHER PRINCIPAL SHAREHOLDER HAVE ANY LIABILITY OR OBLIGATION WHATSOEVER UNDER THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS HEREUNDER EXCEPT AS EXPRESSLY SET FORTH HEREIN.  ALL OTHER LIABILITIES AND OBLIGATIONS ARE HEREBY EXPRESSLY DISCLAIMED.  Except as provided in Section 5.4 (regarding indemnity for Additional Taxes), the indemnification provisions in this Article VI shall represent the exclusive remedy of the Parties under this Agreement and in connection with the Transactions.  Notwithstanding anything to the contrary herein, no Party shall have any liability, and no Party shall make any claim, for any Losses or other matter (and the Parties hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other agreement contemplated herein, whether based on contract, tort, strict liability, other applicable Laws or otherwise.  Without limiting the generality of the foregoing, each Party hereby waives any right or remedy of rescission.

(h)           The Parties agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

ARTICLE VII.
DEFINITIONS

7.1           Definitions.  As used in this Agreement, the following terms have the following meanings:

"Accounts Receivable" means all of the accounts and notes receivable of the Company that are included in the Assets.

"Action" means any claim, complaint, action, suit, arbitration, alternative dispute resolution process, inquiry or investigation.

"Additional Taxes" has the meaning given that term in Section 5.4(c).

"Additional Taxes Escrow Account" has the meaning given that term in Section 1.2(d)(ii).

"Additional Taxes Escrow Agreement" means an escrow agreement dated the Closing Date among the Purchaser, the Seller and the Escrow Agent, mutually acceptable in form and substance among such parties, under which the Escrow Agent shall hold the Additional Taxes Escrow Funds in the Additional Taxes Escrow Account in accordance with the terms of this Agreement and the Additional Taxes Escrow Agreement.

"Additional Taxes Escrow Funds" has the meaning given that term in Section 1.2(d)(ii).

"Additional Taxes Statement" has the meaning given that term in Section 5.4(d).

"Affiliate(s)" means with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"Agreement" has the meaning given that term in the preamble.

"Annual Financial Statements" has the meaning given that term in Section 2.4(a).

"Assets" means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by the Company.  The Assets specifically include the Company Leased Real Property and the Principal Shareholder Real Property, which are leased to the Company.

"Basket" has the meaning given that term in Section 6.1(d)(ii).

"Business" means the ownership and operation of the Assets, and the business, operations and activities of the Company, or of the Assets, as conducted on or prior to the Closing Date, and includes, without limitation, the provision of marine construction services and dredging services, and all operations, services and activities related or incidental to any of the foregoing.

"Channel and Dock Statutes" mean Chapter 13 of the Texas Revised Civil Statutes, as codified as Articles 1478 to 1482 of Title 32 of the Texas Revised Civil Statute, as the same were in effect at the time of their repeal by Acts 1961, 57th Leg., p. 841, ch. 377, § 14, eff. August 28, 1961.  In regard to Commercial Company and Industrial Company, reference is made to Section 2 of Acts 1961, 57th Leg., p. 458, ch. 229, which provides, in pertinent part, "The repeal of a prior Act by this Act shall not impair or otherwise affect:  (1)  The organization or the continued existence of  a domestic corporation existing at the time of such repeal or any foreign corporation qualified to do business in this State at the time of such repeal to continue so to do without again qualifying to do business in this State; provided, however, that any corporation heretofore operating by virtue of Section 49 of Article 1302 or 1303b, Vernon's Civil Statutes of Texas, or both, must meet the qualifications of the Texas Business Corporation Act; or (2)  Any right accrued or established, or any liability or penalty incurred, under the provisions of such Act prior to the repeal thereof."

"Claim" has the meaning given that term in Section 1.2(e).

"Closing" has the meaning given that term in Section 1.3.

"Closing Balance Sheet" means the balance sheet of the Company as of the Closing to be used to determine the Additional Taxes.

"Closing Date" has the meaning given that term in Section 1.3.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commercial Company" has the meaning given that term in the recitals.

"Commercial Company Real Property" means all of the real estate or interests in real estate, as described on Schedule 2.8, in which the Commercial Company has the current right to engage in the activities set forth in the Channel and Dock Statutes.

"Commercial Shares" has the meaning given that term in Section 1.1(b)(ii).

"Company" means T.W. LaQuay Dredging, LLC, a Texas limited liability company, except that for periods prior to the Conversion, the term "Company" shall include the Company Predecessor.  Notwithstanding the preceding sentence, for purposes of Section 2.17 and Article V (where the term "Company" is used in the context of Taxes), it shall only refer to T.W. LaQuay Dredging, LLC and only relate to periods beginning on or after the Conversion Date.

"Company Owned Real Property" means all of the real estate or interests in real estate currently owned by the Company, together with, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing as described on Schedule 2.8.

"Company Leased Real Property" means, collectively, each lease of real property under which the Company is a lessee, lessor, sublessee or sublessor.

"Company Plans" has the meaning given that term in Section 2.12(e)(i).

"Company Predecessor" means T.W. LaQuay Dredging, Inc., a Texas corporation.

"Competitive Business" means any business involving dredging, including the enhancement or preservation of the navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock, whether for capital or maintenance projects.   Such term specifically includes dredging activities for: maintenance for previously deepened waterways and harbors to remove silt, sand and other accumulated sediments; construction of breakwaters, jetties, canals and other marine structures; deepening ship channels and wharves to accommodate larger and deeper draft ships; containing erosion of wetlands and coastal marshes; land reclamation; and beach nourishment and creation of wildlife refuges.

"Confidentiality Agreement" means the Confidentiality Agreement, dated as of September 16, 2009 by and between the Purchaser and the Company.

"Consulting Agreement" has the meaning given that term in Section 1.4(a)(vi).

"Conversion" means the conversion of the Company Predecessor into the Company pursuant to the Texas Business Organizations Code.

"Conversion Date" means January 28, 2010, at 12:01 a.m. CST.

"Debt" means at any point in time, all obligations of the Company for borrowed money, and accrued interest thereon, owed to financial institutions, any former shareholder, bank overdrafts, capital lease debt, and any other monetary liabilities or obligations owed by the Company to the Seller or any third parties, as determined in accordance with GAAP, including without limitation the liabilities and obligations included on Schedule 1.2(c), but excluding normal trade payables and accrued expenses reflected in the Financial Statements or incurred in good faith in the ordinary course of operation of the Business consistent with past practices and, since the date of the Interim Financial Statements, in accordance with the terms of this Agreement and such other liabilities and obligations that are expressly contemplated in this Agreement or remaining the liabilities and obligations of the Company after the Closing.

"Debt Payoff" has the meaning given that term in Section 1.2(b)(i).

"Disclosure Schedule(s)" means those schedules attached hereto and identified herein for disclosure purposes.

"Employee" means each Person employed by the Company at common law or who is treated by the Company as an employee.

"Employee Benefit Plans" means employee benefit plans (as defined in Section 3(3) of ERISA), as well as any profit sharing, pension, retirement, bonus, incentive compensation, commission, deferred compensation, stock option, stock purchase, restricted stock, deferred compensation, salary continuation, severance, stay-on or retention, change-of-control or similar plans or arrangements; medical, vision, dental or other health plans, life insurance and disability plans; vacation and other paid leave plans or programs; and other plans, agreements, trusts or funds for the benefit of current or former employees, independent contractors, officers or directors.

"Environmental Law(s)" means any and all existing Laws, statutes, ordinances, regulations, rules, codes, legal requirements, Orders, consent decrees, judgments, settlements, Environmental Permits or programs sponsored by or under the jurisdiction of Governmental Entities relating or pertaining in any way to pollution, contamination, waste, protection of human health, safety or the environment (including, without limitation, air, surface water, groundwater, land, surface and subsurface strata), indoor air quality, the provision of safe and healthful work conditions, or the reduction of occupational safety and health hazards, including, without limitation, any of the foregoing requirements or standards that relate to emissions, discharges, Releases or threatened Releases of any Hazardous Substance into the indoor or outdoor environment, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

"Environmental Liability" means any claim, demand, Order, Action, Proceeding, responsibility, obligation, legal requirement, liability, Lien, damages (including, without limitation, natural resource damages), injuries, losses, costs and expenses, fines, penalties, settlements, awards or judgments arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter, activity, event, incident, circumstance, condition, contamination or Release, threatened Release or presence of any Hazardous Substance and relating in any way to the Company, the Business, the Assets, the Real Property currently operated or otherwise used by the Company for any purpose (including, without limitation, waste disposal), in each case whether arising or incurred as a result of any Environmental Law, Order, matter, activity, event, incident, circumstance, condition, contamination or Release, threatened Release or presence of any Hazardous Substance occurring or existing from the date of the Company's formation through the Closing.

"Environmental Permits" means any Permit required under or issued pursuant to any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" means Amegy Bank, NA in Houston, Texas.

"Financial Statements" has the meaning given that term in Section 2.4(a).

"GAAP" means generally accepted accounting principles in the United States as in effect at the time the applicable financial statements were prepared.

"General Indemnity Agreements" has the meaning given that term in Section 4.5.

"Goodwill and Going Concern Items of Value" means the value attributed to the workforce-in-place and other goodwill and value attributed to the business as a going concern, including the value attributed to business books and records, operating systems, or any other information base, process, design, pattern, know-how, formula, or similar item; any customer-based intangible; any supplier-based intangible; any permit or other right granted by a Governmental Entity; any covenant not to compete entered into in connection with the acquisition of an interest in a trade or a business; and any franchise, trademark, or trade name.

"Governing Documents" has the meaning given that term in Section 2.1(e).

"Governmental Entity" means Federal, State and local governments and their constituted units with jurisdiction in any case.

"Guaranties" has the meaning given that term in Section 2.22.

"Hartford" has the meaning given that term in Section 4.5.

"Hazardous Substance(s)" means any chemical, substance, material, pollutant, contaminant or waste, which by its nature or its use is now regulated, or as to which liability might arise, under any existing Environmental Law, including, without limitation, any chemical, substance, material, pollutant, contaminant or waste that is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "pollutant," "oil," "solid waste," "toxic waste," or "toxic substance" under any existing Environmental Law, and further including, without limitation, petroleum, petroleum products, asbestos, presumed asbestos-containing material, asbestos-containing material, lead paint, urea formaldehyde, polychlorinated biphenyls ("PCBs"), and biological and microbiological substances, but specifically excluding carbon dioxide.

"Indemnified Party" means the Persons entitled to indemnity in accordance with Article VI hereof and, in particular (i) in the case of indemnity provided by the Principal Shareholders under Section 6.1(b), the Purchaser Indemnified Parties, and (ii) in the case of Indemnity provided by the Purchaser under Section 6.1(c), the Seller Indemnified Parties.

"Indemnitor" means, whether one or more, the Person or Persons providing indemnity in accordance with Article VI hereof and, in particular (i) the Principal Shareholders providing indemnity under Section 6.1(b), and (ii) the Purchaser providing indemnity under Section 6.1(c).

"Indemnity Escrow Agreement" means an escrow agreement dated the Closing Date among the Purchaser, the Seller and the Escrow Agent, mutually acceptable in form and substance among such parties, under which the Escrow Agent shall hold the Indemnity Escrow Funds in the Indemnity Escrow Account in accordance with the terms of this Agreement and the Indemnity  Escrow Agreement.

"Indemnity Escrow Amount" has the meaning given that term in Section 1.2(e).

"Indemnity Escrow Funds" has the meaning given that term in Section 1.2(e).

"Industrial Company" has the meaning given that term in the recitals.

"Industrial Company Real Property" means all of the real estate or interests in real estate, as described on Schedule 2.8, in which Industrial Company has the current right to engage in the activities set forth in the Channel and Dock Statutes.

"Industrial Shares" has the meaning given that term in Section 1.1(b)(i).

"Intellectual Property" means all U.S. and foreign or multinational intellectual property, including all trademarks, service marks and trade names, mask works, inventions, patents, copyrights and copyrightable works, trade secrets and know-how (including any registrations or applications for registration of any of the foregoing) and all other similar types of proprietary intellectual property rights arising under the Laws of any country or jurisdiction.

"Interests" has the meaning given that term in the recitals.

"Interests Purchase Price" has the meaning given that term in Section 1.2(a)(ii).

"Interim Financial Statements" has the meaning given that term in Section 2.4(a).

"IRS" means the Internal Revenue Service.

"Jones Act" means the Merchant Marine Act of 1920, as amended, 46 App. U.S.C. §§ 289, 292 and 883, and 46 U.S.C. §§ 12102 and 12106.

"Knowledge" (or similar terms used in this Agreement) of a Person means the actual conscious awareness of a particular fact or other matter by such Person or, in the case of a Person organized as an entity, by its executive officers.

"Latest Balance Sheet" has the meaning given that term in Section 2.4(a).

"Laws" means all applicable laws, codes and regulations of a Governmental Entity.

"Lien" means any conditional sale agreement, covenant, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right-of-way, security interest, title retention or other security arrangement, option or any adverse right or interest, charge, claim or encumbrance of any nature whatsoever of on or with respect to any Share, property or property interest.

"Life Insurance Policies" means those certain Mass Mutual Life Insurance Policies on the lives of Tim and Linda.

"Linda" has the meaning given that term in the preamble.

"Liquidated Actions" means any Actions brought against the Company or its successors under the Jones Act, the USL&H or state workers compensation Laws by or on behalf of Persons who were Employees of the Company at or prior to the Closing Date for incidents occurring prior to the Closing Date to which the Company or the Principal Shareholders has received service of process for either an Action or a written demand for a specified monetary amount by the claimant or his or her counsel or other representative.

"Loss or Losses" has the meaning given that term in Section 6.1(b).

"Marine Assets" means, collectively, all Marine Equipment and all other marine-related Assets of the Company (including but not limited to dredges) that do not require such a documentation, together with, all of their machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, ratio installation and navigational equipment, spare parts and all other appurtenances used in or relating to such Marine Assets, whether or not onboard.

"Marine Equipment" means all vessels or other material transport equipment (if any) owned by the Company that are required to be documented by any Governmental Authority.

"Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that has a material adverse effect on or change in the business, assets, financial condition or results of operations of the Subject Companies (taken as a whole), except for any such change or effect that arises or results from (a) changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect the Subject Companies in any material respect, (b) changes that affect generally the industry in which the Subject Companies are engaged and do not disproportionately affect them in any material respect, (c) acts of war or terrorism that do not disproportionately affect the Subject Companies in any material respect, (d) the entry into or announcement of the Transactions, actions contemplated by this Agreement, or the consummation of the Transactions, (e) changes in applicable Laws or changes in GAAP or in interpretations thereof as applied to the Subject Companies, or (f) any changes in commodity prices, including any commodities relating to the business of the Subject Companies.

"Material Contracts" has the meaning given that term in Section 2.11(a).

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

"Party or Parties" means each of the undersigned parties to this Agreement.

"Payoff Letters" has the meaning given that term in Section 1.2(c).

"Permit" has the meaning given such term in Section 2.19.

"Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty if, to the extent required by GAAP, adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) statutory Liens of landlords (not including the Principal Shareholders) and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law and on a basis consistent with past practice; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers' compensation, unemployment insurance or other types of social security; (d) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material in the aggregate to the Company; and (e) easements, covenants, rights-of-way and other similar conditions and restrictions (i) recorded in the applicable real property records of the county in which the affected property is located, (ii) that is shown or identified by surveys delivered to Purchaser under Section 2.8(e) of the affected property, (iii) set forth in applicable zoning, building and other similar regulations or (iv) described on any title commitment or title insurance policies obtained by the Purchaser not securing any Debt, so long as no such matter identified in clauses (i) – (iv) prevents or materially hinders or interferes with the use of such affected property substantially as currently used for the purposes of the Business or materially detracts from the value of the affected property.

"Person" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associates, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Entities.

"Pre-Closing Period" has the meaning given that term in Section 5.1(a)(i).

"Principal Shareholder Guaranty" has the meaning given that term in Section 2.22.

"Principal Shareholder Real Property" has the meaning given that term in the recitals all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

"Principal Shareholder Real Property Purchase Price" has the meaning given that term in Section 1.2(a)(ii).

"Principal Shareholders" has the meaning given that term in the preamble.

"Proceeding" means any Action, audit or hearing (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity, arbitrator or mediator.

"Purchase Price" has the meaning given that term in Section 1.2(a)(ii).

"Purchaser" has the meaning given that term in the preamble.

"Purchaser Indemnified Party" has the meaning given that term in Section 6.1(b).

"Real Property" has the meaning given that term in Section 2.8(a).

"Real Property Lease" or "Real Property Leases" has the meaning given that term in Section 2.11(b).

"Release(s)" means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor environment or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any real property, including the presence of Hazardous Substances in or on, or the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or real property, and when used as a verb, the occurrence of any Release.

"Reorganization" means the following transactions undertaken in the following order:  (a) the formation by the Shareholders of the Seller and the issuance of 100% of the equity interests in the Seller to the Shareholders, (b) the contribution of 100% of the equity interests in the Company Predecessor by the Shareholders to the Seller, (c) the Conversion, and (d) such other actions or filings with the IRS to insure that (i) the actions described in the preceding clauses (a), (b) and (c) qualify as a Type F Reorganization under Section 368(a) of the Code, and (ii) that the Company will be disregarded as an entity separate from the owner pursuant to Section 301.7701-3(b)(1)(ii) of the Treasury Regulations.

"Repaid Debt" has the meaning given that term in Section 1.2(c).

"Seller" has the meaning given that term in the preamble.

"Seller Gain" has the meaning given that term in Section 5.4(b).

"Seller Indemnified Party" has the meaning given that term in Section 6.1(c).

"Shareholders" means the owners of the capital stock of the Seller.

"Straddle Period" has the meaning given that term in Section 5.1(b)(i).

"Subject Companies" means, collectively, the Company (including, for periods prior to the Conversion, the Company Predecessor), Commercial Company and Industrial Company.

"Tangible Personal Property" means all items of furniture, fixtures, leasehold improvements, machinery, equipment, supplies, signs, vehicles, shop and other tools, parts and similar items of tangible property that are included in the Assets.

"Tax or Taxes" means any and all taxes, charges, fees, levies, assessments, duties, or other amounts imposed by any taxing authority or Governmental Entity, including without limitation, (a) income, gains, gross receipts, value-added, goods and services, excise, withholding, personal property, real property, sales, use, ad valorem, license, occupation, lease, service, severance, stamp, windfall profits, transfer, gift, utility, payroll, employment, workers' compensation, unemployment compensation, disability, customs, duties, imposts, charges, levies, minimum, alternative, alternative minimum, add-on minimum, estimated, profits, capital stock, franchise taxes, liabilities with respect to unclaimed property and social security contributions imposed by any social security administration, including any charges and costs from the payroll agent; (b) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise; and (c) interest, penalties, and additions to Tax imposed with respect thereto.

"Tax Arbitrator" has the meaning given that term in Section 5.4(d).

"Tax Return" means any return, declaration, report, claim for refund, form, election, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means the territorial waters of the State of Texas along its coast in the Gulf of Mexico and the area extending from the coastline inland for 100 miles.

"Tim" has the meaning given that term in the preamble.

"Transaction Documents" means, collectively, this Agreement, the Consulting Agreements, the Indemnity Escrow Agreement, the Additional Taxes Escrow Agreement and the other agreements, contracts, instruments, certificates and documents contemplated hereby and thereby.

"Transactions" means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.

"Travelers" has the meaning given that term in Section 4.5.

"Treasury Regulations" means the regulations promulgated by the United States Treasury Department under the Code.

"USL&H" means the Longshore and Harbor Workers' Compensation Act, 33 USC §§ 901-950.

"Unliquidated Actions" means all Actions brought against the Company or its successors under the Jones Act, the USL&H or state workers compensation Laws by or on behalf of Persons who were Employees of the Company at or prior to the Closing Date for incidents occurring prior to the Closing Date, other than Liquidated Actions.

"WARN Act" has the meaning set forth in Section 4.8.

"Working Capital" means the positive amount by which the Company's total current assets exceeds its total current liabilities, in each case determined in accordance with GAAP in a manner consistent with the Latest Balance Sheet.

ARTICLE VIII.
GENERAL PROVISIONS

8.1         Modification; Waiver.  This Agreement may be modified only by a written instrument executed by all of the Parties.  Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the Party entitled to the benefits of the term or condition.

8.2         Entire Agreement.  This Agreement, together with all other Transaction Documents executed and delivered under this Agreement, supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the Parties for the subject matter of this Agreement (other than the Confidentiality Agreement), including without limitation the letter dated December 5, 2009.

8.3         Expenses.  Each Party shall pay its own expenses incident to the preparation and performance of this Agreement.  The Purchaser shall bear its own expenses in connection with its own due diligence review and in connection with the acquisition of the Real Property, including title insurance, surveys, environmental inspections and appraisals.

8.4         Public Announcements.  Prior to Closing, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

8.5         Notices.  All notices required or permitted hereunder must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if deposited with the United States Postal Service (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

(a)	If to the Seller or the Principal Shareholders:

LaQuay Holdings, Inc.
953 McDonald Road, P.O. Box 24
Port Lavaca, Texas  77979
Facsimile: (361) 552-1952
Attn:  Mr. Timothy W. LaQuay
          Ms. Linda F. LaQuay

A copy (which will not constitute notice for purposes of this Agreement) shall be sent to the following:

Thompson & Knight LLP
333 Clay, Suite 3300
Houston, Texas  77002
Facsimile.:  (713) 654-1871
Attn:   W. Christopher Schaeper

(b)	If to the Purchaser, to the following address:

Seagull Services, LLC
c/o Orion Marine Group, Inc.
12000 Aerospace Blvd., Ste. 300
Houston, Texas 77034
Facsimile:  713-852-6594
Attn:  President

A copy (which will not constitute notice for purposes of this Agreement) shall be sent to the following:

Seagull Services, LLC
c/o Orion Marine Group, Inc.
12000 Aerospace Blvd., Ste. 300
Houston, Texas 77034
Facsimile:  713-852-6594
Attn:  Vice President & General Counsel

8.6         Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, legatees, executors, administrators, successors and permitted assigns, but obligations hereunder shall not be assignable, by operation of Law or otherwise by a Party without the prior written consent of the other Parties.

8.7         Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

8.8         Headings.  The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.

8.9         Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(b)           EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE SOUTHERN DISTRICT OF TEXAS (HOUSTON DIVISION) OR ANY STATE COURT IN HARRIS COUNTY, TEXAS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c)           EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.9.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SELLER:

LAQUAY HOLDINGS, INC.

By:	/s/ Timothy W. LaQuay
Name:	Timothy W. LaQuay
Title:	President

PRINCIPAL SHAREHOLDERS:

/s/ TIMOTHY W. LAQUAY
TIMOTHY W. LAQUAY

/s/ LINDA F. LAQUAY
LINDA F. LAQUAY

PURCHASER:

SEAGULL SERVICES, LLC

By:	/s/ J. M. Pearson
Name:	J. M. Pearson
Title:	Manager

The undersigned, the ultimate parent corporation of the Purchaser herein, hereby UNCONDITIONALLY AND ABSOLUTELY GUARANTEES to the Seller and the Principal Shareholders the payment and performance of all obligations (financial or otherwise) of the Purchaser arising under this Agreement.

ORION MARINE GROUP, INC.

By:	/s/ J. M. Pearson
Name:	J. M. Pearson
Title:	President and Chief Executive Officer